Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – July 21, 2026

FVCBankcorp, Inc. Announces Record Earnings;
45% Increase in Net Income Compared to Year Ago Quarter

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported net income of $8.2 million for the quarter ended June 30, 2026 compared to net income of $5.7 million for the quarter ended June 30, 2025, an increase of $2.6 million, or 45%. Compared to the linked quarter, net income increased $1.8 million, or 29%, from $6.4 million for the quarter ended March 31, 2026. Included in net income for the three months ended June 30, 2026 is a one-time pre-tax gain of $847 thousand attributable to the completed sale of the Company’s interest in Bearing Insurance Group, LLC to an unaffiliated third party.

Diluted earnings per share were $0.45 for the quarter ended June 30, 2026 compared to $0.31 for the quarter ended June 30, 2025, an increase of 45%. Compared to the quarter ended March 31, 2026, diluted earnings per share for the second quarter of 2026 increased $0.10, or 29%, from $0.35.

Return on average assets for the quarter ended June 30, 2026 was 1.48%, an increase from 1.17% for the quarter ended March 31, 2026, and an increase from 1.02% for the year ago quarter ended June 30, 2025. Return on average equity increased to 12.50% for the quarter ended June 30, 2026, compared to 10.04% for the quarter ended March 31, 2026, and 9.39% for the year ago quarter ended June 30, 2025.

Second Quarter Selected Financial Highlights
•Quarterly Core Operating Earnings Increased 36% Year-Over-Year. Core operating earnings (non-GAAP), which excludes from net income the gain on the sale of a minority interest totaling $847 thousand in 2026 and termination of derivative instruments totaling $154 thousand in 2025, increased 36%, or $2.0 million, to $7.6 million for the quarter ended June 30, 2026 compared to $5.5 million for the quarter ended June 30, 2025. Refer below to the “Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)” table for further information.
•Net Interest Margin Increased to 3.53%, Up 22% Compared to the Year Ago Quarter. For the quarter ended June 30, 2026, net interest margin improved 63 basis points to 3.53% from 2.90% for the three months ended June 30, 2025, and increased 27 basis points compared to 3.26% for the linked quarter ended March 31, 2026. Net interest income for the second quarter of 2026 included $1.0 million in loan fees related to the prepayment of a commercial real estate ("CRE") loan at the end of the quarter. When excluding these loan fees, net interest margin was 3.35% for the second quarter of 2026, an increase of 9 basis points from the linked quarter ended March 31, 2026. Additionally, the Company's cost of deposits decreased to 2.40% for the quarter ended June 30, 2026, a decrease of 34 basis points from 2.74% for the year ago quarter ended June 30, 2025.
•Efficiency Ratio Improved to 49.71% for the Current Quarter. The efficiency ratio decreased 12% to 49.71% for the second quarter of 2026 compared 56.23% for the same period of 2025, and decreased 8% from 53.98% for the linked quarter ended March 31, 2026. Excluding the gain on the sale of minority interest of $847 thousand recorded during the second quarter of 2026, the adjusted efficiency ratio (non-GAAP) for the second quarter of 2026 was 51.77%.
•Core Deposits Grew 2% During the Quarter; 9% Year-Over-Year. Core deposits increased $42.8 million, or 2%, to $1.81 billion at June 30, 2026 compared to $1.77 billion at March 31, 2026, and increased $142.0 million, or 9%, when compared to $1.67 billion at June 30, 2025. Noninterest-bearing deposits increased $46.0 million, or 12%, to $415.3 million during the quarter ended June 30, 2026, and increased $59.1 million, or 17%, year-over-year. During the quarter, wholesale deposits decreased $18.8 million, or 7%, to end at $241.2 million at June 30, 2026.
•Continued Solid Credit Quality. Loans past due 30 days or more totaled $2.3 million at June 30, 2026, a decrease of $1.0 million, or 30%, from $3.3 million at March 31, 2026. Nonperforming loans to total assets remained at 0.48% at June 30, 2026 and at December 31, 2025. Nonperforming loans at June 30, 2026 decreased to $11.4 million from $12.2 million at March 31, 2026. The Company recorded net recoveries of $2 thousand for the quarter ended June 30, 2026.
•Sound, Well Capitalized Balance Sheet. Total risk-based capital to risk-weighted assets for FVCbank (the “Bank”) was 16.43% at June 30, 2026, compared to 15.38% at December 31, 2025. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank was 11.52% at June 30, 2026, up from 11.38% at December 31, 2025. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.
•Quarterly Cash Dividend. On July 16, 2026, the Company declared a quarterly cash dividend of $0.07 for each share of its common stock outstanding. The dividend is payable on August 17, 2026 to shareholders of record on July 27, 2026. Based on the current number of shares outstanding, the aggregate payment will be approximately $1.3 million.

For the six months ended June 30, 2026, the Company reported net income of $14.6 million, or $0.81 diluted earnings per share, compared to $10.8 million, or $0.59 diluted earnings per share, for the six months ended June 30, 2025, an increase of $3.8 million, or 35%.

Return on average assets for the six months ended June 30, 2026 was 1.33%, an increase from 0.98% for the six months ended June 30, 2025. Return on average equity increased to 11.29% for the six months ended June 30, 2026, an increase from 8.99% for the six months ended June 30, 2025.

The Company considers core operating earnings a useful comparative financial measure of the Company’s operating performance over multiple periods. Core operating earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“Our record earnings are the result of our relationship driven strategy and disciplined approach to grow our core customer base. We continue to see margin expansion, our tenth consecutive quarter, improving to 3.53%. This is our fifth consecutive quarter reporting an annualized return of average assets of 1% or better, improving to 1.48% for the second quarter of 2026. We are also pleased to see continued growth in our core deposits, growing 9% year-over-year. Lastly, we have focused on reducing our regulatory concentration of commercial real estate loans, which as of June 30, 2026, is now 287% of regulatory capital.”

Patricia A. Ferrick, President of the Company, said:

“We remain focused on enhancing profitability and continued operating efficiency. We are equally committed to increasing our loans and deposits by adding new customers and by deepening our existing customer relationships. Our recently announced Hampton Roads loan production office will further support this strategic objective. "

Statement of Condition
Total assets were $2.37 billion at June 30, 2026 and $2.29 billion at December 31, 2025, an increase of $74.9 million, or 3%. Compared to the year ago quarter ended June 30, 2025, total assets increased $129.9 million, or 6%, from $2.24 billion.

Loans, net of fees, were $1.90 billion at June 30, 2026, $1.94 billion at December 31, 2025, and $1.87 billion at June 30, 2025. During the most recent quarter, loans, net of fees, decreased $23.9 million, or 1%, primarily due to two unexpected loan payoffs totaling $48.7 million which contributed to the recognition of $1.0 million in loan prepayment fees. When compared to June 30, 2025, loans, net of fees, increased $30.3 million, or 2%. For the second quarter of 2026, loan originations totaled $36.6 million with a weighted average rate of 7.32%. Additional loan originations that were expected to close during the second quarter of 2026 are now anticipated to close during the early part of the third quarter of 2026. Loan renewals totaled $29.2 million and had a weighted average rate of 6.81%. Loans that paid off during the second quarter of 2026 totaled $87.2 million and had a weighted average rate of 6.90%, and were primarily comprised of CRE and construction loans. Commercial lines of credit decreased $11.8 million at June 30, 2026 when compared to March 31, 2026, contributing to the decrease in net loans for the second quarter. The outstanding balance of the Company’s warehouse lending facility increased $33.3 million for the quarter ended June 30, 2026 to end at $67.3 million and had a weighted average yield of 5.72%.

Investment securities were $147.2 million at June 30, 2026, $153.4 million at December 31, 2025, and $157.1 million at June 30, 2025. For the quarter ended June 30, 2026, investment securities decreased due to principal repayments totaling $3.2 million, offset by an increase in the portfolio’s unrealized losses totaling $186 thousand.

Total deposits were $2.05 billion at June 30, 2026, $2.00 billion at December 31, 2025, and $1.90 billion at June 30, 2025. For the second quarter of 2026, total deposits increased $24.0 million, or 1%. Core deposits, which exclude wholesale deposits, increased $42.8 million, or 2%, for the quarter ended June 30, 2026. Noninterest-bearing deposits increased $46.0 million, or 12%, for the quarter ended June 30, 2026, and were 20.2% of total deposits. At June 30, 2026 and December 31, 2025, reciprocal deposits, which are mostly comprised of interest checking and savings accounts, totaled $291.9 million and $291.8 million, respectively, and are considered part of the Company’s core deposit base. The Company continues to build core deposits at lower interest rates.

At June 30, 2026 and December 31, 2025, wholesale funding totaled $241.2 million and $285.0 million, respectively, a decrease of $43.8 million or 15% from year end. Wholesale funding at June 30, 2026 was fully comprised of wholesale time deposits and had a weighted average rate of 3.45%. During the second quarter of 2026, the Company unwound $170 million in pay-fixed/receive-floating interest rate swaps that had an average rate of 3.27%. The gain associated with this unwind totaled $1.7 million and is amortized over the remaining term of the cash flow hedges into interest expense, as the funding associated with these cash flow hedges is still in place.

Shareholders’ equity at June 30, 2026 was $265.4 million, $253.6 million at December 31, 2025, and $243.2 million at June 30, 2025. Shareholders’ equity at June 30, 2026 increased $11.8 million, or 5%, from December 31, 2025. Earnings for the six months ended June 30, 2026 contributed $14.6 million to the increase in shareholders’ equity. The increase to shareholders’ equity from earnings was partially offset by increased cash dividends paid during 2026 totaling $2.3 million and shares repurchased during the second quarter of 2026 totaling $2.1 million. Accumulated other comprehensive loss increased $135 thousand for the six months ended June 30, 2026, and is attributable to market value decreases in the Company’s available-for-sale investment securities portfolio.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at June 30, 2026 and December 31, 2025 was $14.31 and $13.74, respectively, an increase of 4%.

The Bank was well-capitalized at June 30, 2026, with total risk-based capital ratio of 16.43%, common equity tier 1 risk-based capital ratio of 15.41%, and tier 1 leverage ratio of 12.94%.

Asset Quality
For the three months ended June 30, 2026 and 2025, the Company recorded a provision for credit losses totaling $242 thousand and $105 thousand, respectively. For the six months ended June 30, 2026 and 2025, provision for credit losses was $409 thousand and $305 thousand, respectively. At June 30, 2026 and December 31, 2025, the allowance for credit losses (“ACL”) was $19.2 million and $18.9 million, respectively. The ACL to total loans, net of fees, was 1.01% at June 30, 2026, compared to 0.97% at December 31, 2025. The increase in the ACL was primarily attributable to the updated economic forecast used for the quantitative portion of the ACL calculation for the quarter ended June 30, 2026. The Company recorded net charge-offs of $1 thousand for the six months ended June 30, 2026 compared to net charge-offs of $378 thousand for the six months ended June 30, 2025.

The Company proactively assesses the credit risks within its loan portfolio through its established portfolio monitoring programs, working diligently with its customers to minimize losses. At June 30, 2026 and December 31, 2025, the Company’s watch list loans totaled $57.9 million. The Company continues to work with the borrowers of these loans and believes there will be satisfactory resolution to each of these loans.

Nonperforming loans at June 30, 2026 totaled $11.4 million, or 0.48% of total assets, compared to $10.9 million, or 0.48% of total assets, at December 31, 2025. The increase in nonperforming loans at June 30, 2026 was primarily due to one loan placed on nonaccrual totaling $744 thousand, which is a consumer residential loan, offset by a decrease in loans past due over 90 days of $279 thousand. The Company had no other real estate owned at each of June 30, 2026 and December 31, 2025.

Commercial Real Estate Portfolio
The regulatory concentration ratio of CRE and construction loans to total risk-based capital was 287% and the ratio of construction loans to total risk-based capital was 45%, at June 30, 2026.

At June 30, 2026, CRE loans totaled $962.3 million, or 51% of total loans, net of fees, and construction loans totaled $139.3 million, or 7% of total loans, net of fees. Included in CRE loans are loans secured by office properties totaling $131.3 million, or 7% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $982 thousand, or 0.05% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $207.6 million, or 11% of total loans, at June 30, 2026, with $9.0 million, or 0.47% of total loans, located in Washington, D.C. Loans secured by multi-family properties totaled $180.7 million, or 10% of total loans, at June 30, 2026, with $79.9 million, or 4% of total loans, located in Washington, D.C. (a decrease from $98.7 million at December 31, 2025). The CRE portfolio, including construction loans, is diversified by asset type and geographic concentration.

The Company manages the CRE portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at June 30, 2026 (dollars in thousands).

Owner Occupied CRE (1)				Non-Owner Occupied CRE (1)				Construction
Asset Class	Average Loan-to-Value (2)	Number of Total Loans	Bank Owned Principal	Average Loan-to-Value (2)	Number of Total Loans	Bank Owned Principal	Top 3 Market Areas	Number of Total Loans	Bank Owned Principal	Total Bank Owned Principal	% of Total Loans
Office, Class A	66%	6	$7,679	40%	2	$14,929	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$22,608
Office, Class B	52%	26	11,086	43%	22	43,997		—	—	55,083
Office, Class C	44%	9	4,970	29%	7	7,429		3	1,377	13,776
Office, Medical	36%	6	921	43%	5	24,541		1	14,373	39,835
Subtotal		47	$24,656		36	$90,896		4	$15,750	$131,302	7%

Retail- Neighborhood/Community Shop		—	$—	41%	30	$85,420	Counties of Prince George's and Baltimore, MD and Fairfax County, VA	—	$—	$85,420
Retail- Restaurant	52%	4	4,298	36%	11	19,882		—	—	24,180
Retail- Single Tenant	56%	6	3,765	41%	15	26,291		—	—	30,056
Retail- Anchored,Other		—	—	49%	12	32,066		—	—	32,066
Retail- Grocery-anchored		—	—	40%	6	35,860		1	—	35,860
Subtotal		10	$8,063		74	$199,519		1.00	$—	$207,582	11%

Multi-family, Class A		—	$—	30%	2	$1,418	Washington, D.C., Baltimore City, MD and Richmond City, VA	2	$33,111	$34,529
Multi-family, Class B		—	—	60%	17	61,732		—	—	61,732
Multi-family, Class C		—	—	52%	57	74,219		1	972	75,191
Multi-Family-Affordable Housing		—	—	56%	2	9,293		—	—	9,293
Subtotal		—	$—		78	$146,662		3	$34,083	$180,745	10%

Industrial	45%	36	$105,684	54%	25	$108,903	Counties of Prince William and Fairfax, VA and Howard County, MD	—	$—	$214,587
Warehouse	43%	9	7,234	21%	6	5,173		—	—	12,407
Flex	48%	12	10,186	52%	13	54,301		1	—	64,487
Subtotal		57	$123,104		44	$168,377		1	$—	$291,481	15%

Hotels		—	$—	40%	7	$34,828		1	$7,546	$42,374	2%
Mixed Use	43%	8	$6,512	57%	25	$42,513		—	$—	$49,025	3%

Land		—	$—	—%	—	$—		19	$28,495	$28,495	2%
1-4 Family construction			$—			$—		14	$32,875	$32,875	3%
Other (including net deferred fees)			$56,475			$60,727			$20,524	$137,726	7%

Total commercial real estate and construction loans, net of fees, at June 30, 2026			$218,810			$743,522			$139,273	$1,101,605	58%

At December 31, 2025			$266,317			$766,332			$153,006	$1,185,655	61%

(1) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for non-owner occupied at origination.
(2) Loan-to-value is determined at origination date against current bank-owned principal.

During its assessment of the ACL, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the three months ended June 30, 2026 and 2025, the Company recorded income of $600 thousand and $351 thousand, respectively, related to its investment in Atlantic Coast Mortgage, LLC ("ACM"). For the six months ended June 30, 2026 and 2025, income from ACM totaled $840 thousand and $491 thousand, respectively. The increase in earnings at ACM is a direct result of continued success in executing their strategic growth and geographic diversification initiatives, resulting in a 72% increase in loan originations for the six months ended June 30, 2026 compared to the same period ended June 30, 2025.

The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $8.2 million for the three months ended June 30, 2026 compared to net income of $5.7 million for the three months ended June 30, 2025, an increase of $2.6 million, or 45%. Compared to the linked quarter, net income for the three months ended June 30, 2026 increased $1.8 million, or 29%, from $6.4 million for the three months ended March 31, 2026. The Company recorded net income of $14.6 million for the six months ended June 30, 2026 compared to net income of $10.8 million for the six months ended June 30, 2025, an increase of $3.8 million, or 35%. Included in net income for both the three and six months ended June 30, 2026 is a one-time pre-tax gain of $847 thousand attributable to the completed sale of the Bank’s interest in Bearing Insurance Group, LLC to an unaffiliated third party.

Net interest income increased $3.4 million, or 22%, to $19.1 million for the quarter ended June 30, 2026, compared to $15.8 million for the same period of 2025, and increased $1.7 million, or 10%, compared to the linked quarter ended March 31, 2026. The increase in net interest income for the second quarter of 2026 compared to the year ago quarter was primarily due to an increase in interest income from both increased yields on and level of average loans receivable. Additionally, the Company recorded $1.0 million in loan fees related to the prepayment of a commercial real estate loan at the end of the quarter. Interest expense continues to decrease compared to the year ago and linked quarters as deposits continue to reprice to lower interest rates.

The Company's net interest margin increased 63 basis points to 3.53% for the quarter ended June 30, 2026 compared to 2.90% for the quarter ended June 30, 2025, and increased 27 basis points from 3.26% for the linked quarter ended March 31, 2026. The increase in net interest margin is a result of continued repricing of its loans receivable portfolio along with improvement in the cost of funding sources as the Company decreases interest rates on its various deposit products proportionately with any decrease in its yield on earning assets. In addition, net interest income for the second quarter of 2026 included $1.0 million in loan fees related to the prepayment of a commercial real estate loan at the end of the quarter. When excluding these loan fees, net interest margin was 3.35% for the second quarter of 2026, an increase of 9 basis points from the linked quarter ended March 31, 2026.

Compared to the year ago quarter, interest income increased $1.7 million, or 6%, to $31.1 million, for the second quarter of 2026, and increased $1.3 million, or 4%, compared to the linked quarter ended March 31, 2026. Loan interest income increased $2.4 million, or 9%, to $29.5 million for the three months ended June 30, 2026, compared to $27.0 million for the three months ended June 30, 2025. This increase in loan interest income was a result of both an increase in average loans and an increase in the yields earned as loans are originated or renewed at higher interest rates compared to maturing loans. The yield on loans increased 33 basis points to 6.13% for the three months ended June 30, 2026 compared to 5.80% for the same period of 2025, and increased 25 basis points compared to the linked quarter ended March 31, 2026. As previously mentioned, interest income for the quarter ended June 30, 2026 included $1.0 million in loan fees related to the prepayment of a commercial real estate loan. Excluding these loan fees, the yield on loans was 5.93% for the quarter ended June 30, 2026, an increase from 5.80% for the year ago quarter ended June 30, 2025 and 5.88% for the linked quarter ended March 31, 2026.

The Company anticipates continued increase in loan yields due to scheduled loan repricings. Within 12 months of June 30, 2026, $127.8 million in fixed rate commercial loans with a weighted average rate of 5.05% and $45.1 million in variable rate commercial loans with a weighted average rate of 4.21% are expected to reprice or mature. Within the following 24-36 months of June 30, 2026, $337.6 million in fixed rate commercial loans with a weighted average rate of 5.75% and an additional $117.5 million in variable rate commercial loans with a weighted average rate of 5.75% are scheduled to reprice or mature. In the near-term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense decreased $1.7 million, or 13%, to $11.9 million, for the quarter ended June 30, 2026, compared to $13.7 million for the quarter ended June 30, 2025, which is primarily attributable to the decrease in deposit costs. Interest expense on deposits decreased $1.6 million to $11.4 million for the three months ended June 30, 2026, compared to $13.0 million for the three months ended June 30, 2025. On a linked quarter basis, interest expense on deposits decreased $343 thousand, or 3%, compared to the quarter ended March 31, 2026. The cost of deposits (which includes noninterest-bearing deposits) for the second quarter ended June 30, 2026 was 2.40%, a decrease of 34 basis points from the year ago quarter ended June 30, 2025, and a decrease of 10 basis points compared to the linked quarter ended March 31, 2026, demonstrating the Company's ability to grow its customer base while reducing deposit costs.

Interest expense on other borrowed funds for the quarter ended June 30, 2026 decreased $372 thousand, or 79%, to $96 thousand from $468 thousand, for the quarter ended June 30, 2025. Compared to the linked quarter ended March 31, 2026, interest expense on other borrowed funds decreased $52 thousand for the second quarter of 2026. Interest expense on long-term debt for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, was $476 thousand, $566 thousand, and $245 thousand, respectively. During the first quarter of 2026, the Company redeemed $18.8 million of its subordinated debt and issued $25 million of senior unsecured notes, and in doing so, recognized $244 thousand of unamortized debt issuance costs associated with the redemption during the first quarter of 2026. On February 11, 2026, the Company replaced this funding source through the issuance of $25 million in senior unsecured notes, which pay a fixed rate of 6.75%.

The cost of interest-bearing liabilities for the second quarter of 2026 was 3.07% compared to 3.42% for the second quarter of 2025, a decrease of 35 basis points, and compared to the linked quarter ended March 31, 2026, decreased 12 basis points from 3.19%. Cost of funds, which includes noninterest-bearing deposits, decreased to 2.47% for the quarter ended June 30, 2026, a decrease from 2.61% for the linked quarter ended March 31, 2026, and a decrease from 2.79% for the year ago quarter ended June 30, 2025.

Net interest income for the six months ended June 30, 2026 and 2025 was $36.6 million and $30.8 million, respectively, an increase of $5.7 million, or 19%, year-over-year. Interest income increased $2.9 million, or 5%, to $60.9 million for the six months ended June 30, 2026 compared to $58.0 million for the comparable 2025 period. Interest expense totaled $24.3 million for the six months ended June 30, 2026, a decrease of $2.8 million, or 10%, compared to $27.2 million for the six months ended June 30, 2025. The Company’s net interest margin for the six months ended June 30, 2026 was 3.40% compared to 2.87% for the year-ago six month period of 2025, an increase of 53 basis points, or 18%.

Noninterest income for the three months ended June 30, 2026 and 2025 totaled $2.2 million and $1.0 million, respectively, an increase of $1.1 million. Compared to the linked quarter, noninterest income for the second quarter of 2026 increased $1.3 million from $883 thousand for the three months ended March 31, 2026. The increase in noninterest income during the most recent quarter is primarily attributable to the completed sale of the Bank’s interest in Bearing Insurance Group, LLC to an unaffiliated third party, which resulted in a pre-tax gain of $847 thousand.

Service charges on deposit accounts totaled $427 thousand for the second quarter of 2026, an increase of $145 thousand, or 51%, compared to $282 thousand for the year ago quarter, and increased $66 thousand, or 18%, when compared to $361 thousand for the linked quarter ended March 31, 2026. The increase in service charges for the most recent quarter is a result of an increase in the Bank's fees during 2026 in addition to an increase in transactional activity from new and existing customers. Income from bank-owned life insurance increased to $74 thousand for the three months ended June 30, 2026, compared to $71 thousand for the same period of 2025. Income from the minority interest in ACM for the quarter ended June 30, 2026 was $600 thousand, an increase of $249 thousand, or 71%, compared to $351 thousand for the year ago quarter ended June 30, 2025. During the quarter ended June 30, 2025, the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand. No such gain was recorded for the second quarter of 2026.

For the six months ended June 30, 2026, the Company recorded noninterest income of $3.0 million, compared to $1.7 million for the six months ended June 30, 2025, an increase of $1.4 million, or 81%. Fee income from loans was $187 thousand for the six months ended June 30, 2026, compared to $110 thousand for the same period of 2025. Service charges on deposit accounts totaled $789 thousand for the six months ended June 30, 2026, compared to $552 thousand for the six months ended June 30, 2025, an increase of $237 thousand, or 43%. Income from BOLI increased to $147 thousand for the six months ended June 30, 2026 compared to $141 thousand for the same period of 2025. Income from its minority interest in ACM was $840 thousand for the six months ended June 30, 2026, compared to $492 thousand for the same period of 2025, an increase of $348 thousand, or 71%.

Noninterest expense totaled $10.6 million for the quarter ended June 30, 2026, an increase of $1.2 million, or 12%, compared to $9.4 million for the year ago quarter ended June 30, 2025. On a linked quarter basis, noninterest expense increased $717 thousand, or 7%, from $9.9 million for the three months ended March 31, 2026, primarily due to an increase in salaries and benefits expense during the second quarter of 2026. Compared to the year ago quarter, salaries and benefits expense increased $892 thousand, or 18%, for the three months ended June 30, 2026. The increases in salaries and benefits expense when compared to the linked and year ago quarters was primarily a result of the addition of lending and business development personnel, the filling of vacant positions, along with an increase in other incentive accruals and equity compensation vesting during the second quarter of 2026. Full-time equivalent employees have increased from 118 at June 30, 2025, and 122 at December 31, 2025, to 135 at June 30, 2026.

Internet banking and software expense increased $20 thousand to $884 thousand for the second quarter of 2026 compared to $864 thousand for the year ago quarter ended June 30, 2025, and remained flat compared to the linked quarter ended March 31, 2026. Data processing and network administration expense increased $146 thousand to $696 thousand for the quarter ended June 30, 2026 when compared to the year ago quarter, and increased $78 thousand when compared to the linked quarter ended March 31, 2026, primarily as a result of an increase in customer banking transactions processed by the Company's core processor. The Company is focused on operating efficiencies and diligently identifying opportunities to reduce expenses.

For the six months ended June 30, 2026 and 2025, noninterest expense was $20.5 million and $18.6 million, respectively, an increase of $1.9 million, or 10%, primarily as a result of the aforementioned increases in salaries and benefits expenses.

The efficiency ratios for the quarters ended June 30, 2026, March 31, 2026, and June 30, 2025, were 49.7%, 54.0%, and 56.2%, respectively. For the six months ended June 30, 2026 and 2025, the efficiency ratio was 51.7% and 57.1%, respectively. Excluding the gain on the sale of minority interest of $847 thousand recorded during the second quarter of 2026, the adjusted efficiency ratio for the three and six months ended June 30, 2026 was 51.8% and 52.8%, respectively. A reconciliation of the aforementioned adjusted efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $2.2 million and $1.6 million for the three months ended June 30, 2026 and 2025, respectively. The effective tax rates for the three months ended June 30, 2026 and 2025 were 21.5% and 21.7%, respectively. For the six months ended June 30, 2026 and 2025, provision for income taxes was $4.1 million and $2.8 million, respectively, and the effective tax rates for those same periods were 22.0% and 20.5%, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.37 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond its control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the concentration of the Company’s business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, including shutdowns of the U.S. government, and potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on the Company’s business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the Company's investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause the Company to record a noncash impairment charge to earnings in future periods; the effect of any change in federal government enforcement of federal laws affecting the cannabis industry; potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of its data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; the Company's involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. The Company will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Six Months Ended,		At or For the Three Months Ended,
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025	March 31, 2026	December 31, 2025
Selected Balances
Total assets	$2,367,194	$2,237,250			$2,335,434	$2,292,256
Total investment securities	147,199	157,129			150,621	153,424
Total loans, net of deferred fees	1,899,382	1,869,098			1,923,305	1,941,283
Allowance for credit losses on loans	(19,151)	(18,065)			(19,149)	(18,886)
Total deposits	2,051,728	1,903,472			2,027,735	1,997,277
Long-term debt, net of issuance costs	24,481	18,723			24,451	18,750
Other borrowings	—	50,000			—	—
Reserve for unfunded commitments	615	503			374	471
Total shareholders' equity	265,351	243,163			260,331	253,600
Summary Results of Operations
Interest income	$31,081	$29,430	$60,902	$57,987	$29,821	$30,583
Interest expense	11,932	13,671	24,349	27,176	12,417	13,658
Net interest income	19,149	15,759	36,553	30,811	17,404	16,925
Provision for credit losses	241	105	409	305	168	909
Net interest income after provision for credit losses	18,907	15,654	36,143	30,506	17,236	16,016
Noninterest income - loan fees, service charges and other	632	432	1,202	892	570	667
Noninterest income - bank owned life insurance	74	71	147	141	73	74
Noninterest income - minority membership interest	600	351	840	492	240	247
Noninterest income - gain on sale of minority interest	847	—	847	—	—	—
Noninterest income - gain/(loss) on termination of derivative instruments	—	154	—	154	—	(62)
Noninterest expense	10,589	9,428	20,461	18,561	9,872	9,537
Income before taxes	10,471	7,234	18,718	13,624	8,247	7,405
Income tax expense	2,248	1,567	4,109	2,792	1,861	1,758
Net income	8,223	5,667	14,609	10,832	6,386	5,647
Per Share Data
Net income, basic	$0.46	$0.31	$0.81	$0.59	$0.36	$0.31
Net income, diluted	$0.45	$0.31	$0.81	$0.59	$0.35	$0.31
Book value	$14.71	$13.49			$14.47	$14.15
Tangible book value (1)	$14.31	$13.08			$14.06	$13.74
Tangible book value, excluding accumulated other comprehensive losses (1)	$15.41	$14.32			$15.10	$14.83
Shares outstanding	18,034,205	18,019,204			17,994,329	17,917,504
Selected Ratios
Net interest margin (2)	3.53%	2.90%	3.40%	2.87%	3.26%	3.05%
Return on average assets (2)	1.48%	1.02%	1.33%	0.98%	1.17%	1.00%
Return on average equity (2)	12.50%	9.39%	11.29%	8.99%	10.04%	8.94%
Efficiency (3)	49.71%	56.23%	51.68%	57.13%	53.98%	53.43%
Loans, net of deferred fees to total deposits	92.57%	98.19%			94.85%	97.20%
Noninterest-bearing deposits to total deposits	20.24%	18.71%			18.21%	18.19%
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$8,223	$5,667	$14,609	$10,832	$6,386	$5,647
(Gain) Loss on termination of derivative instruments	—	(154)	—	(154)	—	62
Gain on sale of minority interest	(847)	—	(847)	—	—	—
Accelerated debt issuance costs on long-term debt	—	—	244	—	244	—
Income tax (benefit) expense associated with non-GAAP adjustments	195	35	139	35	(55)	(14)
Adjusted Net Income, core operating earnings (non-GAAP)	$7,571	$5,548	$14,145	$10,713	$6,575	$5,695
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.42	$0.31	$0.79	$0.59	$0.37	$0.47
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.42	$0.30	$0.78	$0.58	$0.36	$0.46
Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.37%	1.00%	1.29%	0.97%	1.22%	1.49%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	11.51%	9.17%	10.93%	8.89%	10.34%	13.26%
Adjusted Efficiency ratio (non-GAAP core operating earnings)(3)	51.77%	56.74%	52.18%	57.40%	53.76%	53.24%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.52%	11.16%			11.33%	11.38%
Total risk-based capital (to risk weighted assets)	16.46%	15.28%			15.86%	15.38%
Common equity tier 1 capital (to risk weighted assets)	15.41%	14.29%			14.83%	14.37%
Tier 1 leverage (to average assets)	12.94%	11.97%			12.61%	12.23%
Asset Quality
Nonperforming loans	$11,356	$10,529			$12,207	$10,926
Nonperforming loans to total assets	0.48%	0.47%			0.52%	0.48%
Nonperforming assets to total assets	0.48%	0.47%			0.52%	0.48%
Allowance for credit losses on loans	1.01%	0.97%			1.00%	0.97%
Allowance for credit losses to nonperforming loans	168.64%	171.57%			156.87%	172.86%
Net charge-offs (recoveries)	$(2)	$517	$1	$378	$3	$(5)
Net charge-offs (recoveries) to average loans (2)	—%	0.11%	—%	0.04%	—%	—%
Selected Average Balances
Total assets	$2,223,787	$2,229,432	$2,218,925	$2,215,782	$2,214,009	$2,253,977
Total earning assets	2,175,056	2,182,180	2,171,169	2,167,775	2,167,240	2,202,453
Total loans, net of deferred fees	1,921,965	1,862,488	1,926,732	1,864,529	1,931,553	1,890,939
Total deposits	1,901,652	1,896,262	1,901,489	1,882,466	1,901,326	1,953,693
Deposit Balances
Noninterest-bearing deposits	415,286	$356,208			369,262	363,228
Interest-bearing checking, savings and money market	1,082,491	1,033,577			1,062,393	1,072,082
Time deposits	312,763	278,758			336,117	277,010
Wholesale deposits	241,188	234,929			259,963	284,957
(1) Non-GAAP Reconciliation
Total shareholders’ equity	$265,351	$243,163			$260,331	$253,600
Goodwill and intangibles, net	(7,247)	(7,352)			(7,270)	(7,295)
Tangible Common Equity (non-GAAP)	$258,104	$235,811			$253,061	$246,305
Accumulated Other Comprehensive Loss ("AOCI")	(19,715)	(22,266)			(18,707)	(19,581)
Tangible Common Equity excluding AOCI (non-GAAP)	$277,819	$258,077			$271,768	$265,886

Book value per common share	$14.71	13.49			$14.47	$14.15
Intangible book value per common share	(0.40)	(0.41)			(0.41)	(0.41)
Tangible book value per common share (non-GAAP)	$14.31	$13.08			$14.06	$13.74
AOCI per common share	(1.09)	(1.24)			(1.04)	(1.09)
Tangible book value per common share, excluding AOCI (non-GAAP)	$15.40	$14.32			$15.10	$14.83

(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	June 30, 2026	March 31, 2026	% Change Current Quarter	December 31, 2025	June 30, 2025	% Change From Year Ago

Cash and due from banks	$12,240	$9,437	29.7%	$5,684	$14,627	(16.3)%
Interest-bearing deposits at other financial institutions	238,746	182,244	31.0%	121,947	120,505	98.1%
Investment securities	147,199	150,621	(2.3)%	153,424	157,129	(6.3)%
Restricted stock, at cost	5,465	5,465	—%	5,446	7,774	(29.7)%
Loans, net of fees:
Commercial real estate	962,332	1,001,612	(3.9)%	1,032,649	981,479	(2.0)%
Commercial and industrial	445,254	438,321	1.6%	423,360	344,931	29.1%
Commercial construction	139,273	157,250	(11.4)%	153,006	177,135	(21.4)%
Consumer real estate	283,049	290,221	(2.5)%	297,018	307,423	(7.9)%
Warehouse facilities	67,337	34,084	97.6%	30,033	52,529	28.2%
Consumer nonresidential	2,137	1,817	17.6%	5,217	5,601	(61.8)%
Total loans, net of fees	1,899,382	1,923,305	(1.2)%	1,941,283	1,869,098	1.6%
Allowance for credit losses on loans	(19,151)	(19,149)	—%	(18,886)	(18,065)	6.0%
Loans, net	1,880,231	1,904,156	(1.3)%	1,922,397	1,851,033	1.6%

Premises and equipment, net	635	662	(4.1)%	693	773	(17.9)%
Goodwill and intangibles, net	7,247	7,270	(0.3)%	7,295	7,352	(1.4)%
Bank owned life insurance (BOLI)	9,655	9,581	0.8%	9,508	9,361	3.1%
Other assets	65,776	65,998	(0.3)%	65,862	68,696	(4.3)%
Total Assets	$2,367,194	$2,335,434	1.4%	$2,292,256	$2,237,250	5.8%

Deposits:
Noninterest-bearing	$415,286	$369,262	12.5%	$363,228	$356,208	16.6%
Interest checking	705,016	682,461	3.3%	741,034	669,054	5.4%
Savings and money market	377,475	379,932	(0.6)%	331,048	364,523	3.6%
Time deposits	312,763	336,117	(6.9)%	277,010	278,758	12.2%
Wholesale deposits	241,188	259,963	(7.2)%	284,957	234,929	2.7%
Total deposits	2,051,728	2,027,735	1.2%	1,997,277	1,903,472	7.8%

Other borrowed funds	—	—	—%	—	50,000	(100.0)%
Long-term debt, net of issuance costs	24,481	24,451	0.1%	18,750	18,723	30.8%
Reserve for unfunded commitments	615	374	64.4%	471	503	22.3%
Other liabilities	25,019	22,543	11.0%	22,158	21,389	17.0%

Shareholders’ equity	265,351	260,331	1.9%	253,600	243,163	9.1%
Total Liabilities & Shareholders' Equity	$2,367,194	$2,335,434	1.4%	$2,292,256	$2,237,250	5.8%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2026	March 31, 2026	% Change Current Quarter	June 30, 2025	% Change From Year Ago

Net interest income	$19,149	$17,404	10.0%	$15,759	21.5%
Provision for credit losses	241	168	43.5%	105	129.5%
Net interest income after provision for credit losses	18,908	17,236	9.7%	15,654	20.8%

Noninterest income:
Fees on loans	76	111	(31.5)%	33	130.3%
Service charges on deposit accounts	426	361	18.0%	282	51.1%
BOLI income	74	73	1.4%	71	4.2%
Income from minority membership interests	600	240	150.0%	351	70.9%
Gain on termination of derivative instruments	—	—	—%	154	(100.0)%
Gain on sale of minority interest	847	—	100.0%	—	100.0%
Other fee income	129	98	31.6%	117	10.3%
Total noninterest income	2,152	883	143.7%	1,008	113.5%

Noninterest expense:
Salaries and employee benefits	5,928	5,442	8.9%	5,036	17.7%
Occupancy expense	510	538	(5.2)%	539	(5.4)%
Internet banking and software expense	884	884	—%	864	2.3%
Data processing and network administration	696	618	12.6%	550	26.5%
State franchise taxes	577	568	1.6%	583	(1.0)%
Professional fees	331	273	21.2%	328	0.9%
Other operating expense	1,663	1,549	7.4%	1,528	8.8%
Total noninterest expense	10,589	9,872	7.3%	9,428	12.3%
Net income before income taxes	10,471	8,247	27.0%	7,234	44.7%
Income tax expense	2,248	1,861	20.8%	1,567	43.5%
Net Income	$8,223	$6,386	28.8%	$5,667	45.1%

Earnings per share - basic	$0.46	$0.36	27.8%	$0.31	48.4%
Earnings per share - diluted	$0.45	$0.35	28.6%	$0.31	45.2%
Weighted-average common shares outstanding - basic	18,016,471	17,930,618	0.5%	18,129,487	(0.6)%
Weighted-average common shares outstanding - diluted	18,159,210	18,110,088	0.3%	18,256,496	(0.5)%

Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$8,223	$6,386		$5,667
Gain on termination of derivative instruments	—	—		(154)
Accelerated debt issuance costs on long-term debt	—	244		—
Gain on sale of minority interest	(847)	—		—
Income tax benefit associated with non-GAAP adjustments	195	(55)		35
Adjusted Net Income, core operating earnings (non-GAAP)	$7,571	$6,575		$5,548
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.42	$0.37		$0.31
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.42	$0.36		$0.30

Adjusted Return on average assets (non-GAAP core operating earnings)	1.37%	1.22%		1.00%
Adjusted Return on average equity (non-GAAP core operating earnings)	11.51%	10.34%		9.17%

	For the Three Months Ended
	June 30, 2026	March 31, 2026	% Change Current Quarter	June 30, 2025	% Change From Year Ago
Adjusted Efficiency ratio (non-GAAP core operating earnings)	51.77%	53.76%		56.74%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$8,223	$6,386		$5,667
Provision for credit losses	241	168		105
Gain on termination of derivative instruments	—	—		(154)
Gain on sale of minority interest	(847)	—		—
Accelerated debt issuance costs on long-term debt	—	244		—
Income tax expense	2,248	1,861		1,567
Adjusted Pre-tax pre-provision income	$9,865	$8,659		$7,185
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.55	$0.48		$0.40
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.54	$0.48		$0.39

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.78%	1.59%		1.29%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	15.00%	13.61%		11.88%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Six Months Ended
	June 30, 2026	June 30, 2025	% Change

Net interest income	$36,553	$30,811	18.6%
Provision for credit losses	409	305	34.1%
Net interest income after provision for credit losses	36,144	30,506	18.5%

Noninterest income:
Fees on loans	187	110	70.0%
Service charges on deposit accounts	789	552	42.9%
BOLI income	147	141	4.3%
Income from minority membership interests	840	492	70.7%
Gain on termination of derivative instruments	—	154	—%
Gain on sale of assets	847	—	—%
Other fee income	225	230	(2.2)%
Total noninterest income	3,035	1,679	80.8%

Noninterest expense:
Salaries and employee benefits	11,369	9,818	15.8%
Occupancy expense	1,047	1,067	(1.9)%
Internet banking and software expense	1,768	1,689	4.7%
Data processing and network administration	1,315	1,169	12.5%
State franchise taxes	1,145	1,178	(2.8)%
Professional fees	604	569	6.2%
Other operating expense	3,213	3,071	4.6%
Total noninterest expense	20,461	18,561	10.2%
Net income before income taxes	18,718	13,624	37.4%
Income tax expense	4,110	2,792	47.2%
Net Income	$14,608	$10,832	34.9%

Earnings per share - basic	$0.81	$0.59	37.3%
Earnings per share - diluted	$0.81	$0.59	37.3%
Weighted-average common shares outstanding - basic	17,973,782	18,212,377	(1.3)%
Weighted-average common shares outstanding - diluted	18,116,521	18,361,502	(1.3)%

	For the Six Months Ended
	June 30, 2026	June 30, 2025	% Change
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$14,608	$10,832
Gain on termination of derivative instruments	—	(154)
Accelerated debt issuance costs on long-term debt	244	—
Gain on sale of minority interest	(847)	—
Provision for income taxes associated with non-GAAP adjustments	139	35
Adjusted Net Income, core bank operating earnings (non-GAAP)	$14,144	$10,713
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.79	$0.59
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.78	$0.58

Adjusted Return on average assets (non-GAAP core operating earnings)	1.33%	0.97%
Adjusted Return on average equity (non-GAAP core operating earnings)	10.93%	8.89%
Adjusted Efficiency ratio (non-GAAP core operating earnings)	52.18%	57.40%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$14,608	$10,832
Provision for credit losses	409	305
Gain on termination derivative instruments	—	(154)
Accelerated debt issuance costs on long-term debt	244	—
Gain on sale of minority interest	(847)	—
Income tax expense	4,110	2,792
Adjusted Pre-tax pre-provision income	$18,524	$13,775
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.03	$0.76
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.02	$0.75

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.29%	1.24%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	10.93%	11.43%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2026			3/31/2026			6/30/2025
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$997,888	$14,455	5.79%	$1,044,642	$14,017	5.37%	$996,979	$12,625	5.07%
Commercial and industrial	444,719	8,564	7.70%	409,903	7,969	7.78%	339,859	6,847	8.06%
Commercial construction	142,199	2,290	6.44%	154,755	2,521	6.52%	171,434	3,175	7.41%
Consumer real estate	286,829	3,434	4.79%	293,264	3,443	4.70%	311,331	3,662	4.70%
Warehouse facilities	48,268	690	5.72%	23,816	346	5.81%	35,603	569	6.39%
Consumer nonresidential	2,062	42	8.15%	5,173	92	7.11%	7,282	151	8.29%
Total loans	1,921,965	29,475	6.13%	1,931,553	28,388	5.88%	1,862,488	27,029	5.80%

Investment securities (2)	180,369	938	2.08%	183,478	958	2.09%	196,693	1,037	2.11%
Interest-bearing deposits at other financial institutions	72,722	668	3.67%	52,209	475	3.69%	122,999	1,364	4.45%
Total interest-earning assets	2,175,056	$31,081	5.72%	2,167,240	$29,821	5.50%	2,182,180	$29,430	5.39%

Non-interest earning assets:
Cash and due from banks	10,908			7,703			10,981
Premises and equipment, net	657			685			800
Accrued interest and other assets	56,316			57,270			53,874
Allowance for credit losses	(19,150)			(18,889)			(18,403)
Total Assets	$2,223,787			$2,214,009			$2,229,432

Interest-bearing liabilities:
Interest checking	$665,592	$4,255	2.56%	$680,550	$4,441	2.65%	$646,842	$5,025	3.12%
Savings and money market	337,632	2,472	2.94%	333,331	2,408	2.93%	362,904	3,011	3.33%
Time deposits	319,816	2,940	3.69%	293,200	2,742	3.79%	277,311	2,823	4.08%
Wholesale deposits	199,327	1,693	3.41%	238,789	2,112	3.59%	247,603	2,099	3.40%
Total interest-bearing deposits	1,522,367	11,360	2.99%	1,545,870	11,703	3.07%	1,534,660	12,958	3.39%

Other borrowed funds	9,725	96	3.96%	15,245	148	3.93%	50,011	468	3.75%
Long-term debt, net of issuance costs	24,456	476	7.81%	16,220	566	14.14%	18,714	245	5.26%
Total interest-bearing liabilities	1,556,548	$11,932	3.07%	1,577,335	$12,417	3.19%	1,603,385	$13,671	3.42%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	379,285			355,456			361,602
Other liabilities	24,148			23,196			22,437
Shareholders’ equity	263,806			258,022			242,008
Total Liabilities and Shareholders' Equity	$2,223,787			$2,214,009			$2,229,432
Net Interest Margin		$19,149	3.53%		$17,404	3.26%		$15,759	2.90%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	6/30/2026			6/30/2025
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,021,136	$28,473	5.58%	$1,012,187	$25,510	5.04%
Commercial and industrial	427,407	16,533	7.74%	331,985	13,216	7.96%
Commercial construction	148,442	4,811	6.48%	168,290	6,144	7.30%
Consumer real estate	290,029	6,877	4.74%	315,615	7,484	4.74%
Warehouse facilities	36,110	1,036	5.74%	28,763	917	6.38%
Consumer nonresidential	3,608	134	7.43%	7,689	311	8.08%
Total loans	1,926,732	57,864	6.01%	1,864,529	53,582	5.72%

Investment securities (2)	181,915	1,895	2.08%	197,729	2,078	2.10%
Interest-bearing deposits at other financial institutions	62,522	1,143	3.66%	105,517	2,327	4.45%
Total interest-earning assets	2,171,169	$60,902	5.61%	2,167,775	$57,987	5.32%

Non-interest earning assets:
Cash and due from banks	9,314			10,199
Premises and equipment, net	671			824
Accrued interest and other assets	56,791			55,283
Allowance for credit losses	(19,020)			(18,299)
Total Assets	$2,218,925			$2,215,782

Interest-bearing liabilities:
Interest checking	$673,030	$8,696	2.61%	$632,074	$9,846	3.14%
Savings and money market	335,493	4,881	2.93%	376,609	6,152	3.29%
Time deposits	306,546	5,683	3.74%	266,908	5,503	4.16%
Wholesale deposits	218,984	3,804	3.50%	248,740	4,249	3.44%
Total interest-bearing deposits	1,534,053	23,064	3.03%	1,524,331	25,750	3.41%

Other borrowed funds	12,470	243	3.93%	50,006	936	3.77%
Long-term debt, net of issuance costs	20,361	1,042	10.32%	18,707	490	5.29%
Total interest-bearing liabilities	1,566,884	$24,349	3.13%	1,593,044	$27,176	3.44%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	367,436			358,135
Other liabilities	23,675			23,583
Shareholders’ equity	260,930			241,020
Total Liabilities and Shareholders' Equity	$2,218,925			$2,215,782
Net Interest Margin		$36,553	3.40%		$30,811	2.87%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.